Exhibit 99.1

NEWS RELEASE

ASCENA RETAIL GROUP, INC. REPORTS
STRONG FISCAL FOURTH QUARTER AND FULL YEAR SALES RESULTS

— Quarterly Comparable Store Sales Increase 7% —
— Full Year Comparable Store Sales Increase 6% —

SUFFERN, NY – August 4, 2011 – Ascena Retail Group, Inc. (NASDAQ - ASNA) today reported its fiscal 2011 sales results for the fourth quarter and year ended July 30, 2011.  The Company noted that fiscal 2011 represented a 52-week period, while fiscal 2010 represented a 53-week period.

Net sales for the thirteen-week fiscal fourth quarter increased 2% to $725.8 million, compared to $710.9 million for the fourteen-week fiscal fourth quarter ended July 31, 2010.  Excluding the sales impact of the extra week included in the prior year’s quarter, sales increased 11%.  Consolidated comparable store sales, which includes stores open for at least one year,  increased 7% on a 13-week comparable basis for the fiscal fourth quarter.

Net sales for the fiscal year ended July 30, 2011 increased 23% to $2.91 billion, compared to $2.37 billion for the fiscal year ended July 31, 2010.  On a full year basis, the increase was primarily due to the inclusion of Justice for the full year period compared to a partial period in the prior year, which included sales from the merger date of November 25, 2009.  Consolidated comparable store sales for the fiscal year increased 6%.

The Company’s comparable store sales and net sales by brand for the fiscal fourth quarter and year were as follows:

Fourth Quarter Sales (Unaudited)
		Net Sales ($ in millions)
	Comparable	13 Weeks Ended	14 Weeks Ended
Brand	Store Sales	July 30, 2011	July 31, 2010 (A)
dressbarn	4%	$280.3	$282.3
maurices	3%	183.0	183.0
Justice	14%	262.5	245.6
Ascena Retail Group	7%	$725.8	$710.9

Fiscal Year Sales (Unaudited)
		Net Sales ($ in millions)
	Comparable	Year Ended	Year Ended
Brand	Store Sales	July 30, 2011	July 31, 2010 (A)
dressbarn	2%	$987.5	$982.0
maurices	10%	776.5	680.7
Justice (B)	8%	1,150.0	711.9
Ascena Retail Group	6%	$2,914.0	$2,374.6

(A)	Due to the Company’s fiscal year reporting calendar, the fourth quarter and full year of Fiscal 2010 included an extra week of sales. Such sales amounted to approximately $56 million.
(B)
Justice sales for the full fiscal year are for the fifty-two weeks ended July 30, 2011, compared to the thirty-four week period in the prior year from the merger date of November 25, 2009 to July 31, 2010. However, Justice comparable store sales results for the fiscal year are based on the full fiscal reporting period, which includes comparable store sales prior to the merger date.

Conference Call Information

The Company will conduct a conference call on September 14, 2011 at 4:30 PM Eastern Time to review its fiscal 2011 fourth quarter results followed by a question and answer session.  Parties interested in participating in this call should dial in at (617) 614-3453 prior to the start time, the passcode is 50466925. The call will also be simultaneously broadcast at www.ascenaretail.com.  A recording of the call will be available shortly after its conclusion and until October 14, 2011 by dialing (617) 801-6888, the passcode is 21192139.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. was created as a public company effective January 1, 2011.  The Company is a leading national specialty retailer of apparel for women and tween girls, operating, through its wholly-owned subsidiaries, the dressbarn, maurices and Justice brands.  The Company operates through its subsidiaries approximately 2,500 stores throughout the United States and Canada, with revenues of approximately $2.9 billion.

dressbarn stores offer casual, career, special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 830 stores in 47 states. maurices stores offer casual and career apparel and accessories at value prices to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operate 784 stores in 44 states. Justice stores offer trend-right apparel and accessories at value prices for tween girls ages 7-14 and operate 902 stores in 46 states, Puerto Rico and Canada.

For more information, visit www.ascenaretail.com, www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Ascena Forward-Looking Statement Disclosure

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved.  Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on Dress Barn’s most recent report on Form 10-K/A for the year ended July 31, 2010 and Ascena Retail Group, Inc.’s Form 10-Q for the quarter ended April 30, 2011.

CONTACT:	Ascena Retail Group, Inc.
Investor Relations
(845) 369-4600

ICR, Inc.
James Palczynski
Senior Managing Director
(203) 682-8229
jp@icrinc.com